MUTUAL FUND GROUP



AMENDMENT NO. 4 TO DECLARATION OF TRUST
Amendment and
Second Amended and Restated Establishment and
Designation of Series of Shares of
Beneficial Interest (par value $0.001 per share) dated May 20, 2002




Pursuant to Section 6.9 of the Declaration of Trust, dated May 11, 1987 as amended and restated (the Declaration of Trust), of the Mutual Fund Group (the Trust), the Trustees of the Trust hereby amend and restate the Establishment and Designation of Series of Shares appended to the Declaration of Trust to establish and to designate one additional series of Shares and to:



1. Change the name of the following Fund:


JPMorgan Fleming Pacific Region Fund to	JPMorgan
Fleming Asia Equity Fund*

*Effective June 28, 2002


2. The Designation of Series is being amended and restated in its entirety as follows:


JPMorgan Capital Growth Fund
JPMorgan Small Cap Equity Fund
JPMorgan Fleming European Fund
JPMorgan H&Q Technology Fund
JPMorgan Focus Fund
JPMorgan Fleming Tax Aware International
Opportunities
JPMorgan Growth and Income Fund
JPMorgan Fleming Asia Equity Fund
JPMorgan Fleming International Growth Fund
JPMorgan Select Growth and Income Fund
JPMorgan Fleming Japan Fund
JPMorgan U.S. Treasury Income Fund
JPMorgan Short Term Bond Fund II
JPMorgan Strategic Income Fund
JPMorgan Dynamic Small Cap Fund
JPMorgan Fleming International Small Cap Fund


3. Each series shall be authorized to invest in cash, securities, instruments, and other property as from time to time described in the Trusts then currently effective registration statement under the Securities
Act of 1933 to the extent pertaining to the offering of Shares of such series. Each share of each of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its pro rata share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.



4.  Shareholders of each series shall vote
separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such series as provided in, Rule
18f-3, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.



5. The assets and liabilities of the Trust shall be allocated among these series as set forth in
Section 6.9 of the Declaration of Trust.



6.  Subject to the provisions of Section 6.9 and
Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series.



IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.




/s/William J. Armstrong
_______________________________
William J. Armstrong



/s/Roland R. Eppley, Jr.
_______________________________
Roland R. Eppley, Jr.



/s/Ann Maynard Gray
_______________________________
Ann Maynard Gray



/s/Matthew Healy
_______________________________
Matthew Healy



/s/Fergus Reid, III
_______________________________
Fergus Reid, III



/s/James J. Schonbachler
_______________________________
James J. Schonbachler



/s/Leonard M. Spalding
_______________________________
Leonard M. Spalding



/s/H. Richard Vartabedian
_______________________________
H. Richard Vartabedian